                                                                 EXHIBIT (21)(a)

                         SUBSIDIARIES OF THE REGISTRANT

The following are wholly-owned subsidiaries of the Registrant:

NAME                                              TRADE NAME(S)                          STATE OF INCORPORATION
----                                              -------------                          ----------------------
Miller Plant Farms, Inc.                          Miller Plant Farms                     Delaware

Calloway's Nursery of Texas, Inc.
   (Formerly Reynolds Land, Inc.)                 Calloway's Nursery                     Delaware

Cornelius Nurseries, Inc.                         Cornelius Nurseries

                                                  Turkey Creek Farms

                                                  Wholesale Landscape
                                                    Distributors                         Texas